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Foundry Networks

ELECTION FORM
RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
DATED JULY 2, 2007

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON AUG 2, 2007,
UNLESS THE OFFER IS EXTENDED.

Name : JOHN MCCLANE

Employee ID : 456

Address : ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 45645 USA

Important: Read the instructions to this Election Form **before** completing and signing this page.

Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the "Yes" box under the "Amend Eligible Option" column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the "No" box under the "Amend Eligible Option" column for those particular options. If you do not clearly mark the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "Amend None." In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for the adverse tax consequences with respect to that option and any taxes, interest or penalties incurred under IRC Section 409A. You may not tender only a portion of an Eligible Option.

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Option" column for those particular options. If you do not clearly mark the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "Amend None." In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for the adverse tax consequences with respect to that option and any taxes, interest or penalties incurred under IRC Section 409A. You may not tender only a portion of an Eligible Option.

Original Grant Date	Option Number	Original Grant Price	Number of Option Shares Eligible for Tender Offer Amendment	Measurement Date	FMV of Foundry Stock on Measurement Date	Amend Eligible Option?
Dec 10, 2003	4	$3.45	600	Dec 12, 2003	$4.15	○ Yes ◉ No
Dec 10, 2004	5	$3.45	550	Dec 12, 2004	$4.15	○ Yes ◉ No
Dec 10, 2005	6	$3.45	50	Dec 12, 2005	$4.15	○ Yes ◉ No

Any Eligible Option you tender will be repriced to the lower of the Fair Market Value of Foundry common stock on the Measurement Date of the option or the closing price per share of Foundry common stock on the day following the day the Offer closes.

Please note that if an Eligible Option you tender for amendment has an original exercise price per share at or above the closing price per share of Foundry Networks common stock on the amendment date, that option will be canceled on that date and immediately replaced with a new option with the same terms as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

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